Exhibit 99.1

Willy Simon Appointed as Chairman of Rasna Therapeutics, Inc.

NEW YORK—Oct. 15, 2020 (BUSINESS WIRE)--Rasna Therapeutics, Inc. (OTCQB: RASP), a development biotechnology company focused on the development of disease-modifying drugs for hematological malignancies, today announced that Willy Simon has been appointed as the Chairman of Rasna Therapeutics, replacing Alessandro Padova, who resigned for personal reasons.

Mr. Simon is a banker and worked at Kredietbank N.V. and Citibank London before serving as an executive member of the Board of Generale Bank NL from 1997 to 1999 and as the chief executive of Fortis Investment Management from 1999 to 2002. He acted as chairman of Bank Oyens & van Eeghen from 2002 to 2004. He was previously chairman of AIM-traded Velox3 plc (formerly 24/7 Gaming Group Holdings plc) until 2014 and had been a director of Playlogic Entertainment Inc., a NASDAQ OTC listed company. Willy Simon has been the chairman of Bever Holdings, a company listed in Amsterdam, since 2006 and Chairman of Ducat Maritime since 2015. He also serves as the Executive Chairman of OKYO Pharma Ltd. and is a board member of Tiziana Life Sciences plc.

About Rasna Therapeutics, Inc.

Rasna Therapeutics, Inc. is a development stage biotechnology company focused primarily on the development of drug candidates for leukemia and lymphoma. Abnormal epigenetic modification is recognized to play an important role in the pathogenesis of acute myeloid leukemia (AML), leading to silencing of genes involved in tumor suppression and cellular reproduction. Rasna has a balanced portfolio targeting NPM1-mutated AML through direct and indirect disease-modifying approaches. The company is also exploiting inhibition of lysine specific demethylase-1 (LSD1), an enzyme involved in epigenetic control, as a promising and novel approach against AML. Rasna is entering preclinical development with a novel class of potent and selective reversible LSD1 regulators that have shown efficacy and LSD1 target modulation in in-vitro and in IND-enabling pre-clinical studies.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Rasna Therapeutics’ business and are made as of the date hereof and Rasna Therapeutics undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Investors should read the risk factors set forth in Rasna’s most recent periodic reports filed with the Securities and Exchange Commission, including Rasna’s Form 10-K for the year ended September 30, 2019.

Contacts

Rasna Therapeutics Inc
Keeren Shah
E-mail: kshah@rasna.com